                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. __)


Filed by the Registrant                     /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           JPS TEXTILE GROUP, INC.
   ------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

JPS TEXTILE GROUP, INC.                                             [LOGO]
555 North Pleasantburg Drive
Suite 202
Greenville, South Carolina 29607


                                                                  March 12, 1999

Dear Stockholder:

     You are cordially invited to attend our Annual Meeting of Stockholders, which will be held on Wednesday, April 7, 1999, at 9:00 a.m., local time, in New York City.

     The enclosed notice and proxy statement contain details concerning the business to come before the meeting. You will note that the Board of Directors of the Company recommends a vote "FOR" the election of the five directors to serve until the 2000 Annual Meeting of Stockholders, "FOR" approval of the Company's 1997 Incentive and Capital Accumulation Plan, as amended by the Compensation Committee of the Board of Directors on February 27, 1999, and "FOR" ratification of the appointment of Deloitte & Touche LLP as our independent auditors for the 1999 fiscal year. Please sign and return your proxy card in the enclosed envelope at your earliest convenience to assure that your shares will be represented and voted at the meeting if you cannot attend.

     I look forward to seeing you at the Annual Meeting.

                                          Sincerely,

                                          /s/ Michael L. Fulbright

                                          Michael L. Fulbright
                                          Chairman, President and
                                          Chief Executive Officer

                            JPS TEXTILE GROUP, INC.
                          555 NORTH PLEASANTBURG DRIVE
                                   SUITE 202
                        GREENVILLE, SOUTH CAROLINA 29607

                 NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS

Date and Time.............................  April 7, 1999 at 9:00 a.m., local time

Place.....................................  Weil, Gotshal & Manges LLP
                                            767 Fifth Avenue, 25th Floor
                                            New York, New York 10153

Items of Business.........................  (1) To elect five directors.
                                            (2) To consider and act upon a proposal to approve the JPS Textile
                                                Group, Inc. 1997 Incentive and Capital Accumulation Plan, as
                                                amended by the Compensation Committee of the Board of Directors
                                                on February 27, 1999.
                                            (3) To ratify the appointment of Deloitte & Touche LLP as our independent auditors for the 1999 fiscal year.
                                            (4) To transact such other business as may properly come before the
                                                Annual Meeting and any adjournment or postponement.

Record Date...............................  You can vote if you are a stockholder of record as of the close of business on February 19, 1999.

Annual Report.............................  Our 1998 Annual Report, which is not a part of the proxy soliciting material, is enclosed.

Proxy Voting..............................  It is important that your stock be represented and voted at the
                                            Annual Meeting. Please vote in the following manner: MARK, SIGN, DATE
                                            AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope.

                                            Any proxy may be revoked at any time prior to its exercise at the
                                            Annual Meeting.

                                          By Order of the Board of Directors,

                                          /s/ John W. Sanders, Jr.

                                          John W. Sanders, Jr.
                                          Executive Vice President--Finance
                                          and Chief Financial Officer
                                          JPS Textile Group, Inc.

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                              ----
PROXY STATEMENT............................................................................................     1
STOCKHOLDERS ENTITLED TO VOTE..............................................................................     1
PROXIES....................................................................................................     1
VOTING PROCEDURES..........................................................................................     1
REQUIRED VOTE..............................................................................................     2
STOCKHOLDER ACCOUNT MAINTENANCE............................................................................     2
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE....................................................     2
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT................................................     2
ITEM 1--ELECTION OF DIRECTORS..............................................................................     5
NAME, AGE, PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE AND OTHER INFORMATION OF EACH DIRECTOR AND EXECUTIVE
  OFFICER..................................................................................................     5
COMPENSATION OF DIRECTORS..................................................................................     7
BOARD OF DIRECTORS AND COMMITTEE MEMBERSHIP................................................................     7
THE AUDIT COMMITTEE........................................................................................     7
THE COMPENSATION COMMITTEE.................................................................................     7
EXECUTIVE COMPENSATION.....................................................................................     7
AGREEMENTS WITH EXECUTIVE OFFICERS.........................................................................     8
EMPLOYEE BENEFIT AND LONG-TERM COMPENSATION PLANS..........................................................    10
RETIREMENT PENSION PLAN....................................................................................    10
1998 MANAGEMENT INCENTIVE BONUS PLAN.......................................................................    11
1997 INCENTIVE AND CAPITAL ACCUMULATION PLAN...............................................................    12
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION....................................................    12
STOCK PERFORMANCE GRAPH....................................................................................    15
ITEM 2--PROPOSAL TO APPROVE THE AMENDED INCENTIVE PLAN.....................................................    16
ITEM 3--RATIFICATION OF APPOINTMENT OF AUDITORS............................................................    22
STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING..........................................................    22
ANNUAL REPORT ON FORM 10-K.................................................................................    22

                            JPS TEXTILE GROUP, INC.
                          555 NORTH PLEASANTBURG DRIVE
                                   SUITE 202
                        GREENVILLE, SOUTH CAROLINA 29607

                         ------------------------------
                                PROXY STATEMENT
                         ------------------------------

     This Proxy Statement is furnished in connection with the solicitation by the Board (as defined below) of JPS Textile Group, Inc. ("JPS," the "Company," "we," or "us"), a Delaware corporation, of proxies to be voted at our 1999 Annual Meeting of Stockholders (the "Annual Meeting") and at any adjournment or postponement thereof, to be held on the date, at the time and place, and for the purposes set forth on the foregoing notice. This Proxy Statement, form of proxy and voting instructions are being mailed starting on or about March 12, 1999.

     An admission ticket, which is required for entry into the Annual Meeting, is attached to your proxy card. If you plan to attend the Annual Meeting, please vote your proxy but keep the admission ticket and bring it to the Annual Meeting.

     If your stock is held in the name of a bank, broker or other holder of record and you plan to attend the Annual Meeting, you can obtain an admission ticket in advance by providing proof of ownership, such as a bank or brokerage account statement, to JPS Textile Group, Inc., c/o American Stock Transfer & Trust Company, or by calling 864-239-3900 and asking for the Chief Financial Officer of the Company. If you do not have an admission ticket, you must verify ownership of JPS Common Stock (as defined below) at the door.

     A list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Annual Meeting, between the hours of 9:00 a.m. and 5:00 p.m., at the Company's offices located at 555 North Pleasantburg Drive, Suite 202, Greenville, South Carolina 29607, by contacting the Chief Financial Officer of the Company. The enclosed proxy is solicited by and on behalf of the Board. The expense of the solicitation of proxies for the Annual Meeting, including the cost of mailing, will be borne by the Company. The Board has no knowledge or information that any other person will specifically engage any employees to solicit proxies.

                         STOCKHOLDERS ENTITLED TO VOTE

     Holders of record of JPS Common Stock at the close of business on February 19, 1999 are entitled to receive notice of and to vote their stock at the Annual Meeting. As of that date, 10,000,000 shares of the Company's Common Stock, par value $.01 per share ("Common Stock"), were outstanding. Each share of Common Stock is entitled to one vote on each matter properly brought before the Annual Meeting.

                                    PROXIES

     Your vote is important. Stockholders of record may vote their proxies by mail. A postage-paid envelope is provided.

     Proxies may be revoked at any time before they are exercised by (1) written notice to the Chief Financial Officer of the Company, (2) timely delivery of a valid, later-dated proxy or (3) voting by ballot at the Annual Meeting.

                               VOTING PROCEDURES

     You are requested on behalf of the Board to simply mark your proxy, date and sign it, and return it to American Stock Transfer & Trust Company in the postage-paid envelope provided.

     The method by which you vote now will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person. If your stock is held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.

     All stock that has been properly voted and not revoked will be voted at the Annual Meeting in accordance with your instructions. If you sign your proxy card but do not give voting instructions, the stock represented by that proxy will be voted as recommended by the Board.

     If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed form of proxy will have the discretion to vote on those matters for you. At the date this Proxy Statement went to press, we do not know of any other matter to be raised at the Annual Meeting.

     Please note that if you own stock in joint name, and other stock in your own name, you will receive a separate proxy card for the joint ownership.

                                 REQUIRED VOTE

     The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote at the Annual Meeting is necessary to constitute a quorum. If there is no such quorum, the holders of a majority in voting power of such shares of Common Stock so present or represented may adjourn the Annual Meeting from time to time, without further notice, until a quorum is obtained. When a quorum is once present it is not broken by the subsequent withdrawal of any stockholder. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum.

     A plurality of votes cast is required for the election of directors. The affirmative vote of a majority in voting power of shares of Common Stock present in person or represented by proxy at the Annual Meeting is required to approve the 1997 Incentive and Capital Accumulation Plan, as amended by the Compensation Committee of the Board on February 27, 1999 (the "Amended Incentive Plan"), and to ratify the appointment of Deloitte & Touche LLP as our auditors for the 1999 fiscal year.

                        STOCKHOLDER ACCOUNT MAINTENANCE

     Our Transfer Agent is American Stock Transfer & Trust Company. All communications concerning accounts of stockholders of record, including address changes, name changes, inquiries as to requirements to transfer Common Stock and similar issues, may be handled by calling them at 800-937-5449.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of holdings and transactions in JPS's stock with the Securities and Exchange Commission. Officers, directors and persons who own more than ten percent of a registered class of the Company's equity securities are required by regulation to furnish the Company with copies of all Section 16(a) forms they file. Based on the Company's records and other information, we believe that in the 1998 fiscal year the Company's directors and executive officers met all applicable Securities and Exchange Commission filing requirements, except that a Form 3 was inadvertently filed late by each of the directors and executive officers.

          SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     Based upon information known to JPS as of March 1, 1999, the following table sets forth the ownership of the shares of Common Stock issued and outstanding as of such date by (a) each person or group that, to JPS' knowledge, is the beneficial owner of more than 5% of such shares on such date, (b) each director of JPS on such date, (c) each of the executive officers whose names appear in the summary compensation table and (d) all directors and executive officers of JPS as a group on such date.

                                                                                 COMMON STOCK(1)
                                                                       ------------------------------------
BENEFICIAL OWNER                                                       NUMBER OF SHARES    PERCENT OF CLASS
--------------------------------------------------------------------   ----------------    ----------------
Magten Asset Management Corp. (2)...................................       1,897,738             19.0%
  35 East 21st Street
  New York, New York 10010
Northeast Investors Trust...........................................       1,038,823             10.4
  50 Congress Street, 10th Floor
  Boston, Massachusetts 02109
The TCW Group, Inc. (3).............................................         645,023              6.4
  865 South Figueroa Street
  Los Angeles, California 90017
UBS AG..............................................................       1,027,214             10.3
  299 Park Avenue
  31st Floor
  New York, New York 10171
Merrill Lynch, Pierce, Fenner & Smith Incorporated..................         925,685              9.3
  250 Vesey Street
  World Financial Center-North Tower
  New York, New York 10281
Daystar L.L.C.......................................................       1,679,360             16.8
  411 Theodore Fremd Avenue
  Rye, New York 10580
Robert J. Capozzi (5)...............................................       1,897,738             19.0
Jeffrey S. Deutschman...............................................          10,000(4)           0.1
Nicholas P. DiPaolo.................................................          10,000(4)           0.1
Michael L. Fulbright................................................         176,668(4)(9)        1.7
Jerry E. Hunter (7).................................................         128,685              1.3
John M. Sullivan....................................................          10,000(4)           0.1
David H. Taylor (8).................................................          20,984              0.2
Carl Rosen..........................................................           5,000                *
Monnie L. Broome....................................................          19,810              0.2
Bruce R. Wilby......................................................           5,000                *
James H. Gully......................................................           5,000                *
Directors and executive officers as a group.........................       2,288,885(6)          22.2%

------------------

 * Constitutes less than one-tenth of one percent.

(1) Includes shares of Common Stock which the following person has the right to acquire within 60 days through the exercise of new warrants issued on the Effective Date (as defined below): The TCW Group, Inc., 76,647. Also includes shares of Common Stock which the following persons have the right to acquire within 60 days through the exercise of stock options: Jeffrey S. Deutschman, 10,000; Nicholas P. DiPaolo, 10,000; Michael L. Fulbright, 176,668; Jerry E. Hunter, 95,833; John M. Sullivan, 10,000; Carl Rosen, 5,000; Monnie L. Broome, 5,000; Bruce R. Wilby, 5,000; James H. Gully, 5,000. The aggregate number of shares of Common Stock that all directors and executive officers as a group have the right to acquire within 60 days is 322,501. In each case, the percent of class is calculated on the basis that such shares (in respect of the person

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

    being reported on only) are deemed outstanding. No voting or investment power exists with respect to such shares of Common Stock prior to acquisition.

(2) Includes shares of the Common Stock held by Magten in accounts managed by Magten on behalf of various investment advisory clients, including the City of Los Angeles Fire and Police Pension Systems (719,411 shares, or 7.2%, of the Common Stock) and Hughes Retirement Plans Trust (575,617 shares, or 5.8%, of the Common Stock). Certain of such shares are held for the benefit of family interests of Talton R. Embry, the Chairman, a director and controlling shareholder of Magten, or in employee plans with respect to which Mr. Embry serves as a trustee. Magten has shared voting and investment power over all of such 1,897,738 shares.

(3) Various persons other than included above, including the TCW Shared Opportunities Fund II, L.P., have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock. The general partner and investment advisor of TCW Shared Opportunity Fund II, L.P. ("SHOP II") is TCW Investment Management Company. Messrs. Mark L. Attanasio, Robert D. Beyer, Jean-Marc Chapus and Mark L. Gold are portfolio managers of SHOP II and exercise voting and dispositive power on its behalf. Messrs. Attanasio, Beyer, Chapus and Gold disclaim any beneficial ownership of Common Stock.

(4) Represents, or in the case of Mr. Fulbright includes options granted to non-employee directors of JPS (other than Robert J. Capozzi) on the Effective Date. See "EXECUTIVE COMPENSATION--Compensation of Directors."

(5) By virtue of 1,897,738 shares of Common Stock of JPS beneficially owned by Magten, of which Mr. Capozzi is Managing Director. See Note 2. Mr. Capozzi disclaims beneficial ownership of all of these shares. Mr. Capozzi waived his entitlement to receive any options to purchase shares of Common Stock to which each non-employee director will be entitled on the Effective Date. See "EXECUTIVE COMPENSATION--Compensation of Directors."

(6) Includes 1,897,738 shares of Common Stock beneficially owned by Magten. See
    Note 5.

(7) Jerry E. Hunter served as Chairman of the Board, President and Chief Executive Officer of the Company until February 27, 1999.

(8) David H. Taylor served as Executive Vice-President, Chief Financial Officer and Secretary of the Company until November 11, 1998.

(9) Includes 166,668 shares under options granted, subject to stockholder approval of the Amended Incentive Plan, to Michael L. Fulbright by the Compensation Committee of the Board on February 28, 1999. See
    "ITEM 2--PROPOSAL TO APPROVE THE AMENDED INCENTIVE PLAN." The Compensation Committee granted Mr. Fulbright options covering a total of 500,000 shares, of which options covering 166,668 shares vested as of March 1, 1999.

                         ITEM 1--ELECTION OF DIRECTORS

     At a meeting held on January 26, 1999, the Company's Board of Directors (the "Board"), in accordance with the Company's Bylaws, unanimously voted to reduce the number of directors on the Company's Board from 7 to 6 members. Subsequently, at a meeting held on February 27, 1999, the Board unanimously voted to accept the resignation of Jerry E. Hunter and to reduce the number of directors on the Board from 6 to 5 members.

     Five directors, constituting the entire Board, will be elected at the Annual Meeting to serve for a one-year term expiring at our annual meeting in the year 2000. The Board recommends the reelection of Messrs. Capozzi, Deutschman, DiPaolo, Fulbright and Sullivan, the incumbents, as directors of the Company.

     The persons named in the enclosed proxy intend to vote the proxy for the election of each of the incumbent directors, unless you indicate on the proxy card that your vote should be withheld from any or all of such nominees. Each director took office on October 9, 1997, the date on which JPS's plan of reorganization became effective (the "Effective Date"). Each director reelected will continue in office until his or her successor has been elected, or until his earlier death, resignation or retirement.

     We expect each incumbent director to be able to serve if reelected. If any director is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board chooses to reduce the number of directors serving on the Board.

     The principal occupation and certain other information about the directors to be reelected at the Annual Meeting is set forth below.

                 THE BOARD RECOMMENDS A VOTE FOR THE REELECTION
                        OF THE FIVE INCUMBENT DIRECTORS

NAME, AGE, PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE AND OTHER INFORMATION OF EACH DIRECTOR AND EXECUTIVE OFFICER

     The following table sets forth certain information with respect to the persons who are members of the Board or executive officers of JPS.

NAME                                              AGE    POSITION(S) HELD
----                                              ---    ----------------
Robert J. Capozzi..............................   34     Director
Jeffrey S. Deutschman..........................   42     Director
Nicholas P. DiPaolo............................   57     Director
Michael L. Fulbright...........................   49     Chairman of the Board, President,
                                                         Chief Executive Officer and Director
John M. Sullivan, Jr...........................   53     Director
John W. Sanders, Jr............................   44     Executive Vice President-Finance and
                                                         Chief Financial Officer
Carl Rosen.....................................   69     President, Marketing and Sales for
                                                         the Apparel Group of JPS Converter
                                                         and Industrial Corp.
Bruce R. Wilby.................................   48     President, JPS Elastomerics Corp.
James H. Gully.................................   49     Vice-President-Operations, JPS
                                                         Converter and Industrial Corp.

     The business experience of each of the directors and executive officers during the past five years is as follows:

     Mr. Capozzi is a Managing Director of Magten Asset Management Corp. ("Magten"), an investment advisory firm established in 1978. Magten, a registered investment adviser under the Investment Advisers Act of 1940, as amended, beneficially owns approximately 19.0% of Common Stock as of March 1, 1999. Mr. Capozzi has been with Magten since 1986. Currently, Mr. Capozzi serves as a member of the Board of Directors of Magten Offshore Fund Ltd.

     Mr. Deutschman is a private investor and merchant banker. Mr. Deutschman has been a Managing Director of Crown Capital Group, Inc. since 1998, and is Chief Executive Officer of ISG Holdings, a privately held company engaged in manufacturing samples for home fashion and consumer products companies. From 1992 to 1995, he was a Managing Director with Aurora Capital Partners, L.P. Prior to that, he was a Managing Director and principal of Deutschman Clayton & Company. Mr. Deutschman has been Co-Chairman of the Board of Directors of The Cherokee Group, a designer, manufacturer, and marketer of casual apparel, and an officer and director of Fair Holdings Corporation and Fair Lanes, Inc., a manager and operator of bowling centers.

     Mr. DiPaolo has been a consultant to Cynthia Steffe, a women's apparel manufacturer, since 1998. From March 1991 until his retirement in May 1997, Mr. DiPaolo was Chairman of the Board, President and Chief Executive Officer of Salant Corporation, a diversified apparel company listed on the New York Stock Exchange. From 1985 to 1991, Mr. DiPaolo served as President of Manhattan Industries, which was merged into Salant Corporation in 1988. Prior to that, he was Chairman and President of the Villager, a women's sportswear company, from 1979 to 1985. Mr. DiPaolo has served on the Board of Directors of Manhattan Far East, a trading company based in Hong Kong. He is also a member of the Board of Directors of the American Apparel Manufacturers Association and Bernard Chaus, a women's apparel manufacturer, in addition to other industry associations.

     Mr. Fulbright was elected Chairman of the Board, President and Chief Executive Officer of the Company on February 27, 1999, effective March 1, 1999. Mr. Fulbright is currently a director of Buster Brown Apparel, Inc., a children's apparel company, and served as Chief Executive Officer and a director of The Bibb Company, a diversified textile company, from August 1996 until October 1998. Prior to that, he served as President of the Denim Division of Cone Mills, Inc. from December 1994 to August 1996. Prior to that,
Mr. Fulbright was employed with Springs Industries, Inc., a textile manufacturer, serving as President of the Greige Manufacturing Division from August 1986 to November 1994, as President of Wamsutta/Pacific Home Products from July 1986 to July 1992, and as Executive Vice President of Wamsutta/Pacific Home Products from December 1985 to July 1986. Prior to that, Mr. Fulbright was employed by M. Lowenstein Corporation and WestPoint Pepperell.

     Mr. Sullivan has served as President of American Silk Mills Corp. since 1985, and as President of Gerli & Co., Inc. since 1987. From 1987 to 1991,
Mr. Sullivan served as President of Cheney Brothers Inc. Prior to that, he served as Executive Vice President (Merchandising, Marketing & Sales) of Gerli & Co., Inc. from 1984 to 1987. Prior to that, Mr. Sullivan served as President of A.H. Rice Company Inc., Pittsfield, Massachusetts from 1982 to 1989, as Vice President of Marketing and Sales of Gerli & Co., Inc. from 1979- 1982, and as Sales Manager of American Silk Mills Corp. from 1974 to 1979.

     Mr. Sanders has served as Executive Vice President-Finance and Chief Financial Officer of JPS since November 1998. From 1993 to 1998, Mr. Sanders served as Chief Financial Officer of Spartan Mills and in addition to these duties developed partnerships and strategic alliances to create Spartan's European businesses based in Germany, Netherlands and Poland. From 1989 to 1993, Mr. Sanders served as a financial and operations consultant to companies both in senior management roles and as an independent consultant in the areas of turnaround management, strategic repositioning and maximization of shareholder value. From 1977 to 1989, Mr. Sanders was employed by Deloitte Haskins & Sells, specializing in audit, SEC compliance/reporting, and strategic alliance, merger and acquisition services.

     Mr. Rosen became President of marketing and sales for the apparel group of JPS Converter and Industrial Corp. in 1993. He was Vice-President of sales for the apparel and home furnishings group of JPS Converter and Industrial Corp. from 1991 to 1993. Prior to that, he was President and founder of Loomtex Corporation, a New York converting company, for 31 years.

     Mr. Wilby became President of JPS Elastomerics Corp., a wholly-owned subsidiary of JPS, in 1993 and has served in that capacity during the past six years. He was Vice-President of marketing and sales for Construction Products for the Company from 1991 to 1993. Prior to that, he served in a variety of technical and managerial positions with the Company for 25 years.

     Mr. Gully became Executive Vice-President of Operations of JPS Converter and Industrial Corp. in 1995. He was Executive Vice-President of Nazareth Century Mills, Inc. from 1994 to 1995. Prior to that, he was

President of Delta Apparel, a division of Delta Woodside Mills, Inc. Prior to that, he served in various capacities with Riegel Textile Corp., Milliken and Company and with Hanes Corporation for 28 years.

     None of the directors or executive officers listed herein is related to any other director or executive officer of the Company.

COMPENSATION OF DIRECTORS

     Each director who is not an employee of the Company is paid $20,000 annually for his services as a director, $1,200 for attendance at each meeting of the Board and each committee meeting which does not occur in conjunction with a directors' meeting, and $1,000 annually for his or her services as the chairman of any committee. In addition, each non-employee director received on the Effective Date a grant of options to purchase 25,000 shares of Common Stock (other than Robert J. Capozzi, who waived his right to receive such options) at an exercise price based on the per share price of Common Stock as of the Effective Date (which was $12.33 per share). With respect to the options granted to each non-employee director on the Effective Date, options to purchase 5,000 shares of Common Stock vested on the Effective Date and, with respect to the balance of the options so granted, options to purchase 5,000 shares of Common Stock will vest on each of the first, second, third and fourth anniversaries of the Effective Date. Moreover, non-employee directors are eligible to participate in the Company's 1997 Incentive and Capital Accumulation Plan (the "Incentive Plan"). Under the Incentive Plan, each non-employee director appointed subsequent to the Effective Date will receive on the date such director is appointed (the "Appointment Date") a grant of options to purchase 25,000 shares of Common Stock at an exercise price based on the per share price of Common Stock as of the Appointment Date. With respect to the options granted to each non-employee director appointed subsequent to the Effective Date, options to purchase 5,000 shares of Common Stock will vest on the applicable Appointment Date and, with respect to the balance of the options so granted, options to purchase 5,000 shares of Common Stock will vest on each of the first, second, third and fourth anniversaries of such Appointment Date.

BOARD OF DIRECTORS AND COMMITTEE MEMBERSHIP

     During 1998, the Board met nine times and had two ongoing committees, an Audit Committee and a Compensation Committee. All of our directors attended at least 75 percent of the aggregate number of meetings of the Board and Board committees on which they served in the 1998 fiscal year.

THE AUDIT COMMITTEE

     The Audit Committee, which consists of Messrs. Deutschman and Sullivan, makes recommendations to the Board regarding the independent auditors to be nominated for ratification by the stockholders, reviews the independence of such auditors, approves the scope of the annual activities of the independent auditors and reviews audit results. The Audit Committee held four meetings during the 1998 fiscal year.

THE COMPENSATION COMMITTEE

     The Compensation Committee, which during the 1998 fiscal year consisted of Messrs. Capozzi, DiPaolo and Fulbright, recommends to the Board compensation plans and arrangements with respect to the Company's executive officers and key personnel. The Compensation Committee also administers the Company's Incentive Plan. The Compensation Committee held three meetings during the 1998 fiscal year. Effective March 11, 1999, Mr. Fulbright resigned from the Compensation Committee in connection with his appointment as an executive officer of the Company. Prior to his resignation, Mr. Fulbright recused himself from all deliberations and actions relating to his compensation as Chief Executive Officer of the Company, the adoption of the amendment to the Incentive Plan and the grant of options to him under the Amended Incentive Plan.

EXECUTIVE COMPENSATION

     The following table sets forth a summary of all compensation awarded or paid to or earned by the chief executive officer and five other most highly compensated executive officers of the Company in the 1998 fiscal year for services rendered in all capacities to the Company (including its subsidiaries) for the fiscal years ended October 31, 1998, November 1, 1997 and November 2, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                                            COMPENSATION AWARDS
                                                                         -------------------------
                                                 ANNUAL COMPENSATION     SECURITIES
NAME AND                                        ---------------------    UNDERLYING                    ALL OTHER
PRINCIPAL POSITION                      YEAR    SALARY(1)     BONUS      OPTIONS/SAR'S     PAYOUTS    COMPENSATION(2)
-------------------------------------   ----    ---------    --------    --------------    -------    ---------------
Jerry E. Hunter(3) ..................   1998    $ 387,729          --             --            --        $ 9,263
  Chairman of the Board,                1997      361,218    $137,052        115,000(4)         --          9,059
  President and Chief                   1996      332,025          --             --            --          3,371
  Executive Officer
Carl Rosen ..........................   1998      283,554      10,376             --            --          3,351
  President, JPS Converter and          1997      267,650      43,195         30,000(4)         --          3,178
  Industrial Corp.                      1996      251,875          --             --            --          3,131
David H. Taylor(5) ..................   1998      225,000          --             --            --          3,012
  Executive Vice President--Finance     1997      209,973      79,566         75,000(4)         --          8,025
  and Secretary                         1996      204,783          --             --            --          2,291
Monnie L. Broome ....................   1998      181,331          --             --            --          8,019
  Vice President--Human Resources       1997      167,040      63,272         30,000(4)         --          8,016
                                        1996      162,775          --             --            --          2,295
Bruce R. Wilby ......................   1998      173,250          --             --            --          5,572
  President, JPS Elastomerics Corp.     1997      165,000      78,779         30,000(4)    $27,751          6,205
                                        1996      161,474      57,761             --            --          6,040
James H. Gully ......................   1998      176,800       6,657             --            --          1,952
  Vice President--Operations, JPS       1997      171,133      27,710         30,000(4)         --          1,980
  Converter and Industrial Corp.        1996      161,667          --             --            --          1,539

------------------
(1) With respect to Messrs. Hunter, Rosen and Broome, includes imputed income relating to life insurance premium payments.

(2) Employer-matching 401(k) plan contribution, non-taxable employer-provided term life insurance premiums and imputed lease value of company-provided automobiles.

(3) Jerry E. Hunter resigned as Chairman of the Board, President and Chief Executive Officer of the Company on February 27, 1999 in connection with his retirement from the Company.

(4) One-third of the performance-based options (one-sixth of the total options) granted to employees of the Company during the 1997 fiscal year were cancelled because the Company did not meet performance goals for such year. Accordingly, 19,167 options granted to Mr. Hunter, 12,500 options granted to Mr. Taylor, and 5,000 options granted to each of Messrs. Rosen, Broome, Wilby and Gully were cancelled.

(5) David H. Taylor resigned as Executive Vice President, Chief Financial Officer and Secretary of the Company on November 11, 1998.

                       AGREEMENTS WITH EXECUTIVE OFFICERS

     This section sets forth descriptions of certain employment agreements in effect between the Company and its current or former executive officers. Where the terms "cause," "good reason" and "change in control" are used in relation to events of termination, such terms are used as defined in the respective employment agreements.

     On the Effective Date, JPS entered into an employment agreement with Jerry
E. Hunter. The agreement provided that Mr. Hunter would serve as President and Chief Executive Officer of JPS until the third anniversary of the Effective Date (the "Termination Date"). Mr. Hunter's base salary under the agreement was $380,000 per year. In addition, under the agreement on the Effective Date Mr. Hunter received a retention grant cash payment of $256,274 and 32,852 shares of Common Stock. Mr. Hunter was eligible for an annual bonus up to 50% of his base salary based upon the Company's attainment of certain performance goals specified in the Company's annual Management Incentive Bonus Plan (the "Management Incentive Bonus Plan"). Mr. Hunter resigned from the Company effective February 27, 1999 in connection with his retirement from the Company. His resignation will be treated as a good reason event under his employment agreement, which provides for him to receive (a) his annual base salary continued through the Termination Date, (b) a lump sum payment of his target annual bonus computed through the Termination Date (without regard to whether the performance goals are met), and
(c) continuation of all health and life insurance benefits for twenty-four months following the termination of his employment. In addition, Mr. Hunter became fully vested in options covering 76,666 shares, with such options remaining exercisable for six months from the date of his termination of employment.

     On May 1, 1993, the Company entered into an employment agreement with Carl Rosen. This agreement, as amended, provides that Mr. Rosen will serve as President of marketing and sales for the apparel group of JPS Converter and Industrial Corp. until April 30, 2001. Mr. Rosen's base salary under the agreement is currently $265,000 per year and may be increased but not reduced over the term of the agreement. Mr. Rosen is eligible for an annual bonus with a target level equal to 50% of his base salary. If the Company terminates
Mr. Rosen's employment for reasons other than for cause or if Mr. Rosen leaves for good reason, he is entitled to severance benefits equal to his annual base salary in effect at the time of such termination including normal fringe benefits payable in the ordinary course, plus a pro rata bonus amount up to the date of termination. In the event the Company reduces Mr. Rosen's base salary or bonus or materially changes the requirements of his position, Mr. Rosen may voluntarily terminate his employment with the Company with such termination being treated, for purposes of severance benefits, as a termination by the Company other than for cause.

     On the Effective Date, JPS entered into substantially similar employment agreements with David H. Taylor and Monnie L. Broome, with Mr. Taylor serving as Executive Vice President--Finance and Secretary of JPS and Mr. Broome serving as Vice President--Human Resources of JPS. Under the agreements, base salary for Mr. Taylor was $225,000 per year and for Mr. Broome is $180,000 per year. In addition, under the employment agreements, Mr. Taylor received a retention grant cash payment of $163,694 and 20,984 shares of Common Stock and Mr. Broome received a retention grant cash payment of $115,531 and 14,810 shares of Common Stock. Mr. Broome is also eligible for an annual bonus of up to 50% of his base salary based upon the Company's attainment of certain performance goals specified in the Management Incentive Bonus Plan. Mr. Taylor resigned from JPS, effective November 11, 1998.

     JPS Elastomerics Corp. is a party to an employment agreement dated
December 23, 1991, as amended, with Bruce R. Wilby. This agreement provides severance benefits in the event that Mr. Wilby's employment is terminated by his employer prior to December 23, 1999 other than for cause. Such severance benefits will be an amount equal to his annual base salary in effect at the time of such termination including normal fringe benefits payable in the ordinary course as if his employment had not been terminated.

     On January 26, 1998, JPS Converter and Industrial Corp. entered into an employment agreement with James H. Gully. This agreement provides severance benefits in the event that Mr. Gully's employment is terminated by his employer prior to January 26, 2001 other than for cause. Such severance benefits will be an amount equal to his annual base salary in effect at the time of such termination including normal fringe benefits payable in the ordinary course as if his employment had not been terminated.

     On November 11, 1998, the Company entered into an employment agreement with John W. Sanders, Jr. This agreement provides that Mr. Sanders will serve as Executive Vice President-Finance and Chief Financial Officer of the Company commencing on November 11, 1998 and ending on the first anniversary thereof, provided that the employment period will be extended automatically for an additional year on each such anniversary date unless the Company or Mr. Sanders gives written notice to the other not to extend the employment period. Under the agreement, the base salary for Mr. Sanders is $225,000 per year and may be increased annually by the Board. In addition, Mr. Sanders is eligible to participate in the Management Incentive Bonus Plan and receive a bonus thereunder, as well as participate in any incentive compensation or plan adopted and approved by the Board. Mr. Sanders may terminate his employment with the Company for good reason. In the event that the Company terminates Mr. Sander's employment other than for cause or Mr. Sanders terminates his employment with the Company for good reason, the Company will (i) continue to pay Mr. Sanders his base salary for one year from such termination of employment, (ii) pay Mr. Sanders a lump sum payment equal to the sum of (a) any accrued but unpaid bonus earned under the Management Incentive Bonus Plan,
(b) the pro rata portion of the target bonus (not in excess of fifty percent (50%) of base salary) payable under the Management Incentive Bonus Plan (without regard to whether the performance goals for such year are met) and (c) an amount equal to the target bonus (not in excess of fifty percent (50%) of base salary) under the Management Incentive Bonus Plan (without regard to whether the performance goals for such year are met) and (iii) continue to provide all health and life insurance benefits for up to twenty-four months following the termination of employment. In addition, pursuant to a separate employment letter agreement entered into between Mr. Sanders and the Company on November 9, 1998, Mr. Sanders was guaranteed 50% of his target bonus amount for the 1999 fiscal year (without regard to whether the performance goals for such year are met).

     On February 28, 1999, JPS entered into an employment agreement with Michael
L. Fulbright. The agreement provides that Mr. Fulbright will serve as Chairman of the Board (subject to the election by the stockholders of the Company), President and Chief Executive Officer of the Company commencing on March 1, 1999 and ending on October 31, 2001 (the "Employment Period"). Under the agreement, Mr. Fulbright's initial base salary is $550,000 per year and may be increased but not reduced during the Employment Period. In addition, the agreement provides that unless Mr. Fulbright voluntarily terminates employment for other than good reason, or his employment is terminated by the Company for cause, he will be eligible to participate in the Management Incentive Bonus Plan based upon the attainment by the Company of certain performance goals. Mr. Fulbright is eligible for a bonus of not less than 50% but not more than 200% of his base salary for each of the 1999, 2000 and 2001 fiscal years, provided the bonus for the 1999 fiscal year will be not less than 50% of his base salary for the 1999 fiscal year (without regard to whether the performance goals for such year are met). Subject to stockholder approval of the Amended Incentive Plan, the Compensation Committee of the Board granted Mr. Fulbright options to acquire 500,000 shares of Common Stock under the Amended Incentive Plan at $3.125 per share (the fair market value per share, as determined by the Compensation Committee of the Board pursuant to the Amended Incentive Plan, on February 28, 1999 (the "Grant Date")). See "ITEM 2--PROPOSAL TO APPROVE THE AMENDED INCENTIVE PLAN." For financial reporting purposes, the excess, if any, of the price per share on the date of stockholder approval over the price per share on the Grant Date will be recognized by the Company as compensation expense over the vesting period of the options. In addition, Mr. Fulbright received a relocation grant cash payment of $325,000. If Mr. Fulbright's employment is terminated by the Company other than for cause or is terminated by Mr. Fulbright for good reason, the Company will continue to pay his base salary without interest and he will continue to receive his target bonus (i.e., 50% of his base salary) through the later of (a) October 31, 2001 or (b) one year from the date of termination, provided that Mr. Fulbright will have the option to receive such salary and target bonus in one lump sum on the business day immediately following the termination date if he terminates his employment by reason of a change in control.

               EMPLOYEE BENEFIT AND LONG-TERM COMPENSATION PLANS

RETIREMENT PENSION PLAN

     The Company maintains a Retirement Pension Plan for all employees (the "Pension Plan"), including its salaried employees. The Pension Plan is a defined benefit pension plan providing a formula benefit with contributions determined on an actuarial basis. The Pension Plan generally covers all employees 21 years of age or older who have completed one year of service with the Company. The Pension Plan generally takes into account annual compensation earned under certain predecessor plans of J.P. Stevens.

     The following table indicates the approximate amounts of annual retirement income that would be payable to a salaried employee under the Pension Plan based on the compensation levels and years of credited service shown. There would be no social security or other offset deducted from the amounts shown.

                              PENSION PLAN TABLE*

                                                                                  YEARS OF SERVICE
                                                              --------------------------------------------------------
REMUNERATION                                                  15 YEARS    20 YEARS    25 YEARS    30 YEARS    35 YEARS
------------                                                  --------    --------    --------    --------    --------
$125,000...................................................   $ 19,698    $ 26,265    $ 32,831    $ 39,397    $ 45,963
 150,000...................................................     24,198      32,265      40,331      48,397      56,463
 160,000 and above.........................................     25,998      34,665      43,331      51,997      60,663

------------------
* Assumes individual retires at age 65 in 1998 with the indicated years of service and compensation. The social security integration level of such individuals would be $31,128. The social security integration level is adjusted annually.

     Credited years of service for benefit accrual under the Pension Plan as of November 1, 1998 for the following executive officers are:

Jerry E. Hunter...............................................   12 years
Carl Rosen....................................................    7 years
David H. Taylor...............................................   10 years
Monnie L. Broome..............................................   10 years
Bruce R. Wilby................................................   23 years
James H. Gully................................................    3 years

     Annual retirement benefits for salaried employees are generally computed as the sum of 0.6% of a participant's average compensation (the annual average of five consecutive, complete plan years of highest compensation during the last 10 plan years of service) multiplied by the years of benefit service plus 0.6% of a participant's compensation which exceeds the Participant's Social Security Integration Level (equal to $31,128 in 1998), multiplied by the participant's years of benefit service. The Pension Plan provides that each participant's benefits fully vest after five years of service or the attainment of age 55 with one year of service.

     This table may understate the benefits available to certain participants because salaried employees who were covered by the Pension Plan before July 1, 1989 are entitled to the greater of the benefit formula noted above or the prior benefit formula, plus additional accrued benefits under the new formula since July 1, 1989. Under the prior formula, a participant's annual pension payable as of normal retirement age was equal to 1% of the portion of "final average compensation" which was equal to the "social security integration level" in effect for the year of retirement, plus 1.5% of the portion of the participant's final average compensation in excess of the social security integration level, the sum of which was multiplied by the number of years of credited service not exceeding 35. In addition, as noted below, the table assumes that covered compensation was limited to the current allowable amount for all years while benefits may have been accrued in years when limitations were higher.

     Compensation covered by the Pension Plan consists of all payments made to a participant for personal services rendered as an employee of the Company which are subject to federal income tax withholding, excluding imputed income attributable to certain fringe benefit programs. In accordance with the Revenue Reconciliation Act of 1993 with respect to salaried employees, plan compensation covers up to an adjusted maximum of $160,000 per individual for the plan year beginning November 1, 1998. Plan compensation was subject to substantially higher limits in previous years ($235,840 for 1994). The amounts shown are also subject to possible maximum limitations under Section 415 of the Internal Revenue Code of 1986, as amended, and are subject to possible reduction for amounts payable under other JPS qualified plans.

1998 MANAGEMENT INCENTIVE BONUS PLAN

     The Company's 1998 Management Incentive Bonus Plan provides incentives for key management employees of the Company and its subsidiaries based on the financial performance of the Company. The plan is designed to provide incentives to maximize operating earnings while minimizing the net assets required to generate those earnings. Targets are set annually for operating earnings (defined as earnings before interest, taxes, depreciation and amortization before bonus expense and restructuring and reorganization expenses) and net assets employed (defined as average total assets less average current liabilities other than debt-related liabilities such as accrued interest) for each fiscal year and for each operating subsidiary. If actual operating earnings and net assets employed are equal to the target, a targeted bonus is paid to each participant. To the extent actual operating earnings are greater than the target, amounts in excess of the targeted bonuses are paid to each participant. Likewise, operating earnings lower than target result in a bonus payment that is less then the targeted bonus. A participant's bonus is reduced to zero if actual operating earnings are 80% (or 65% in the case of one subsidiary) of target or less. The operating earnings target is adjusted up or down by 12.5% of the excess or deficiency of actual net assets employed compared to the target for net assets employed. Targeted bonus amounts expressed as a percentage of salary for participants in the plan range from 15% to 50%. Individuals listed on the Summary Compensation Table have targeted bonus amounts equal to 50% of salary.

1997 INCENTIVE AND CAPITAL ACCUMULATION PLAN

     The Incentive Plan is intended to provide incentives that will attract, retain, and motivate highly competent individuals as key employees of the Company and its subsidiaries, by providing them with opportunities to acquire shares of Common Stock or monetary payments based on the value of such shares. Pursuant to the Incentive Plan, 853,485 shares of Common Stock were originally reserved for issuance to salaried key employees and non-employee directors of the Company pursuant to benefits in the form of stock options, stock appreciation rights, stock awards, performance awards, and stock units that may be granted by the Compensation Committee comprised of disinterested members of the Company's Board. On February 27, 1999, the Compensation Committee of the Board adopted, subject to stockholder approval, an amendment to the Incentive Plan to increase the number of shares of Common Stock reserved for issuance from 853,485 to 1,353,485, to increase the number of shares of Common Stock with respect to which Benefits (as defined below) may be granted to any individual during the term of the Incentive Plan from 853,485 to 1,353,485, and to increase the number of shares of Common Stock with respect to which options and stock appreciation rights may be granted to any individual during the term of the Incentive Plan from 325,000 to 525,000. See "ITEM 2--PROPOSAL TO APPROVE THE AMENDED INCENTIVE PLAN." The Incentive Plan will terminate on the tenth anniversary of its adoption.

   AGGREGATED OPTION EXERCISES IN 1998 AND OPTION VALUES AT OCTOBER 31, 1998

     No executive officer of JPS and its subsidiaries exercised options in 1998. The following table provides information with respect to the value of options held by the executive officers of JPS and its subsidiaries at year-end measured in terms of the closing price per share of Common Stock on October 31, 1998 ($5.50 per share).

                                                                  NUMBER OF
                                                            SECURITIES UNDERLYING       VALUE OF UNEXERCISED
                                                             UNEXERCISED OPTIONS        IN-THE-MONEY OPTIONS
                                                             AT OCTOBER 31, 1998      OCTOBER 31, 1998 ($)(1)
                                                            ---------------------    --------------------------
                                                                EXERCISABLE/                EXERCISABLE/
NAME                                                            UNEXERCISABLE               UNEXERCISABLE
----                                                            -------------               -------------
Jerry E. Hunter..........................................       19,167/76,666                    0/0
Carl Rosen...............................................        5,000/20,000                    0/0
David H. Taylor..........................................       12,500/50,000                    0/0
Monnie L. Broome.........................................        5,000/20,000                    0/0
Bruce R. Wilby...........................................        5,000/20,000                    0/0
James H. Gully...........................................        5,000/20,000                    0/0

------------------
(1) Value of unexercised "in-the-money" options is the difference between the market price of a share of Common Stock on October 31, 1998 and the exercise price of the option, multiplied by the number of shares of Common Stock underlying the option.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee is responsible for recommending to the full Board the compensation to be paid to the Company's principal executive officers, including the Chief Executive Officer ("CEO"), establishing the annual bonus targets under the Management Incentive Bonus Plan and designating the persons to whom and the amount in which stock options should be granted by the Company under the Incentive Plan. As previously described, in the 1998 fiscal year, the Company had employment agreements with Jerry E. Hunter, Carl Rosen, David H. Taylor, Monnie L. Broome, Bruce R. Wilby and James H. Gully. Set forth below is a report submitted by the Compensation Committee regarding the compensation policies for the 1998 fiscal year as they relate to the Company's principal executive officers, including the CEO.

COMPENSATION POLICIES

     In October of each year, subject to the specific requirements of employment agreements, the Compensation Committee reviews management's proposed annual salaries for the next fiscal year for principal executive officers, including its CEO for the 1998 fiscal year, Jerry E. Hunter.

     Subject to the specific requirements of employment agreements, in determining whether to accept management's proposed salaries, or to recommend different salaries in respect of the executives, the Compensation Committee considers a number of factors, including but not limited to the following: (1) the Company's financial performance for the prior fiscal year, including whether the Company had a net profit or loss for such year, the amount thereof, the reasons for such performance, and whether such performance might have related to unforeseen events or events not in the executives' control; and (2) the extent to which an executive officer achieved certain objectives in his or her area of primary responsibility that might have been set in the prior fiscal year, or otherwise made a significant contribution to the Company.

     The Compensation Committee believes that an important factor in attracting and motivating JPS's executive officers is to ensure that the compensation paid to such individuals is competitive with that paid by comparable companies. In its review of management's proposed goals under the Management Incentive Bonus Plan for a fiscal year, the Compensation Committee utilizes criteria similar to that which it uses in reviewing annual salaries.

     In considering the grant of stock options to employees, including the Company's principal executive officers, the Compensation Committee considers the responsibility level of the position, job performance and salary level, and reviews the long-term objectives of management and the Board.

EXECUTIVE COMPENSATION FOR THE 1998 FISCAL YEAR

     The Company's executive compensation program has three major components: base salaries, annual incentive compensation, and stock options.

     Employing its compensation review factors described above, the Compensation Committee recommended to the Board that management's salary recommendations for its senior executives and the recommendations for eligible participants in, and the Company's goals for, the Management Incentive Bonus Plan for the fiscal year ending October 31, 1998 be adopted.

BASE SALARIES

     The Company's executive officers receive base salaries as compensation for their job performance, abilities, knowledge and experience. Apart from any contractual commitments, the base salaries paid to the executives are intended to be maintained at competitive levels. This reflects the Compensation Committee's desire to place more emphasis on the incentive portion of executive compensation, and thereby correlating compensation to performance. The Compensation Committee reviews base salaries annually and determines increases based upon an executive officer's contribution to corporate performance and competitive market conditions.

     In accepting the salary recommendations for those executive officers who had served in the prior fiscal year, the Company noted that management's recommended salaries for such executive officers for the 1998 fiscal year were increased in amounts ranging from 4.0% to 8.3% from the salaries for such executive officers for the prior fiscal year.

     Chairman, President and CEO: Mr. Hunter's base salary in 1998 was $380,000. For 1997, it was set at $360,000. Mr. Hunter's base salary in 1998 represented a 5.5% increase from his 1997 base salary.

     Other Executive Officers: The 1998 salaries of the other executive officers (the "Other Executive Officers") are shown in the "Salary" column of the Summary Compensation Table.

ANNUAL INCENTIVE COMPENSATION

     The Compensation Committee has adopted an annual incentive compensation program, the Management Incentive Bonus Plan, based upon corporate performance criteria to augment the base salaries received by executive officers. Under the Management Incentive Bonus Plan, performance is measured as a function of the Company's growth in earnings per share from year to year, whether or not set targets are met, and in some cases a combination of return on assets, growth in sales, cash flow and operating profit.

     Chairman, President and CEO: In 1998, Mr. Hunter was not awarded any bonus under the Management Incentive Bonus Plan. However, in 1997, he was awarded a bonus of $137,052.

     Other Executive Officers: The 1998 bonus payments to the Other Executive Officers are shown in the "Bonus" column of the Summary Compensation Table.

STOCK OPTIONS

     The Company established the Incentive Plan pursuant to which opportunities to acquire shares of Common Stock or monetary payments based on the value of such shares are awarded to highly competent employees of the Company.

     The Compensation Committee believes these grants to be consistent with its compensation policies by encouraging performance which contributes to the overall profitability of the Company and which increases the price of the Company's Common Stock.

     None of the President and CEO or the Other Executive Officers received stock options in 1998. See the table headed "Aggregated Option Exercises in 1998 and Option Values at October 31, 1998."

                                          The Compensation Committee,



                                          Robert J. Capozzi
                                          Nicholas P. DiPaolo
                                          Michael L. Fulbright

                            STOCK PERFORMANCE GRAPH

     The line graph below compares, in percentage terms, the cumulative total stockholder return on the Company's Common Stock against the cumulative total return on the NASDAQ Composite Index and the Standard & Poor's SuperCap Specialty Textiles Index for the period beginning January 30, 1998, the date that the Company's Common Stock began trading on the NASDAQ national market system, and ending October 31, 1998. The comparison of total return on investment (change in year end stock price plus reinvested dividends) for the applicable period assumes that $100 was invested on January 30, 1998, in the Company's Common Stock and in each of the foregoing indices.

                                 [LINE GRAPH]

                                                      01/30/98          10/31/98
  NASDAQ Composite Index                                $ 100             $ 109
  JPS Textile Group, Inc.                               $ 100             $  44
  S&P SuperCap Specialty Textiles Index                 $ 100             $  53

             ITEM 2--PROPOSAL TO APPROVE THE AMENDED INCENTIVE PLAN

INCENTIVE PLAN AND PROPOSED AMENDMENT

     On February 27, 1999, the Compensation Committee of the Board adopted, subject to stockholder approval, an amendment to the Incentive Plan (the "Amendment") to increase the number of shares of Common Stock available for issuance pursuant to Benefits thereunder from 853,485 to 1,353,485, to increase the number of shares of Common Stock with respect to which Benefits may be granted to any individual during the term of the Incentive Plan from 853,485 to 1,353,485, and to increase the number of shares of Common Stock with respect to which options and stock appreciation rights may be granted to any individual during the term of the Incentive Plan from 325,000 to 525,000.

     The Incentive Plan is intended to align the interests of the Company's key employees and non-employee directors with those of its stockholders. The Incentive Plan is also intended to provide incentives which will attract, retain and motivate highly competent persons as key employees of the Company and of any subsidiary corporation now existing or hereafter formed or acquired, by providing them opportunities to acquire shares of Common Stock or to receive monetary payments based on the value of such Common Stock pursuant to Benefits.

     The Board believes that stock options have been, and will continue to be, an important element in attracting and retaining key employees. As of February 26, 1999, only 202,829 shares of Common Stock remained available for future grants of stock options under the Incentive Plan. On February 28, 1999, the Compensation Committee of the Board granted Mr. Fulbright options to acquire 500,000 shares of Common Stock, subject to stockholder approval of the Amended Incentive Plan. The Board believes that the increase in authorized shares and the number of options any individual may receive during the term of the Amended Incentive Plan is necessary because of the need to continue to make awards under the Amended Incentive Plan to attract and retain key employees.

     If the Amended Incentive Plan is approved by the Company's stockholders, it will be effective as of February 27, 1999. If the Amended Incentive Plan is not approved, the Amendment will not take effect and the options granted to Mr. Fulbright on February 28, 1999 will be cancelled.

     The affirmative vote of a majority in voting power of shares of Common Stock present in person or represented by proxy at the Annual Meeting is required for approval of this proposal.

SUMMARY OF THE AMENDED INCENTIVE PLAN

     Administration. The Amended Incentive Plan provides for administration by a committee of the Board or a subcommittee of a committee of the Board appointed by the Board from among its members (the "Administration Committee"), which will be comprised solely of not less than two members who are(a) "Non-Employee Directors" within the meaning of Rule 16b-3(b)(3) (or any successor rule) promulgated under the Securities Exchange Act of 1934, as amended, and
(b) unless otherwise determined by the Board, "outside directors" within the meaning of Treasury Regulation Section 1.162-27(e)(3), promulgated under
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Administration Committee is authorized, subject to the provisions of the Amended Incentive Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Amended Incentive Plan and to make such determinations and interpretations and to take such action in connection with the Amended Incentive Plan and any Benefits granted as it deems necessary or advisable. Thus, among the Administration Committee's powers are the authority to select officers and other key employees of the Company and its subsidiaries to receive Benefits, and determine the form, amount and other terms and conditions of Benefits, including the power to vary the definition of "change in control" in individual grant letters from that set forth in the Amended Incentive Plan. The Administration Committee also has the power to modify or waive restrictions on Benefits, to amend Benefits and to grant extensions and accelerations of Benefits. The Compensation Committee of the Board serves as the Administration Committee under the Amended Incentive Plan.

     Eligibility for Participation. Key employees and Non-Employee Directors of the Company or any of its subsidiaries are eligible to participate in the Amended Incentive Plan. The selection of participants from eligible key employees and Non-Employee Directors is within the discretion of the Administration Committee.

     Types of Benefits. The Amended Incentive Plan provides for the grant of any or all of the following types of benefits: (1) stock options, including incentive stock options and non-qualified stock options; (2) stock appreciation rights; (3) stock awards; (4) performance awards; and (5) stock units (collectively, "Benefits"). Benefits may be granted singly, in combination, or in tandem as determined by the Administration Committee. Stock awards, performance awards and stock units may, as determined by the Administration Committee in its discretion, constitute Performance-Based Awards, as described below.

     Stock Options. Under the Amended Incentive Plan, the Administration Committee may grant awards in the form of options to purchase shares of Common Stock. Options may be either incentive stock options, qualifying for special tax treatment, or non-qualified options. However, no incentive stock option will be issued to a participant in tandem with a nonqualified stock option. The Administration Committee will, with regard to each stock option, determine the number of shares subject to the option, the manner and time of the option's exercise (but in no event later than ten years after the date of grant) and vesting, and the exercise price per share of stock subject to the option, provided that the exercise price will not be less than 100% of the fair market value of the Common Stock on the date the stock option is granted. The exercise price may be paid in cash or, in the discretion of the Administration Committee, by the delivery of shares of Common Stock then owned by the participant, by the withholding of shares of Common Stock for which a stock option is exercisable, by delivering to the Company an executed promissory note (or such other form of indebtedness) on such terms and conditions as the Administration Committee will determine in its sole discretion at the date of grant, or by a combination of these methods. In the discretion of the Administration Committee, payment may also be made by delivering a properly executed exercise notice to the Company together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the exercise price. The Administration Committee may prescribe any other method of paying the exercise price that it determines to be consistent with applicable law and the purpose of the Amended Incentive Plan. In determining which methods a participant may utilize to pay the exercise price, the Administration Committee may consider such factors as it determines are appropriate.

     Stock Appreciation Rights ("SARs"). The Amended Incentive Plan authorizes the Administration Committee to grant an SAR either in tandem with a stock option or independent of a stock option. An SAR is a right to receive a payment, in cash, Common Stock, or a combination thereof, equal to the excess of (x) the fair market value, or other specified valuation (which will not be greater than the fair market value), of a specified number of shares of Common Stock on the date the right is exercised over (y) the fair market value, or other specified valuation (which will not be less than fair market value), of such shares of Common Stock on the date the right is granted, all as determined by the Administration Committee. Each SAR will be subject to such terms and conditions as the Administration Committee shall impose from time to time.

     Stock Awards. The Administration Committee may, in its discretion, grant stock awards (which may include mandatory payment of bonus incentive compensation in stock) consisting of Common Stock issued or transferred to participants with or without other payments therefor as additional compensation for services to the Company. Stock awards may be subject to such terms and conditions as the Administration Committee determines appropriate, including, without limitation, restrictions on the sale or other disposition of such shares, the right of the Company to reacquire such shares for no consideration upon termination of the participant's employment or directorship within specified periods, and may constitute Performance-Based Awards, as described below. The stock award will specify whether the participant will have, with respect to the shares of Common Stock subject to a stock award, all of the rights of a holder of shares of Common Stock of the Company, including the right to receive dividends and to vote the shares.

     Performance Awards. The Amended Incentive Plan allows for the grant of performance awards which may take the form of shares of Common Stock or stock units, or any combination thereof and which may constitute Performance-Based Awards. Such awards will be contingent upon the attainment over a period to be determined by the Administration Committee of certain performance goals. The length of the performance period, the performance goals to be achieved and the measure of whether and to what degree such goals have been achieved will be determined by the Administration Committee. Payment of earned performance awards will be made in accordance with terms and conditions prescribed or authorized by the Administration Committee. The participant may elect to defer, or the Administration Committee may require the deferral of, the receipt of performance awards upon such terms as the Administration Committee deems appropriate.

     Stock Units. The Administration Committee may, in its discretion, grant Stock Units to participants, which may constitute Performance-Based Awards. A "Stock Unit" means a notational account representing one share of Common Stock. The Administration Committee determines the criteria for the vesting of Stock Units and whether a participant granted a Stock Unit will be entitled to Dividend Equivalent Rights (as defined in the Amended Incentive Plan). Upon vesting of a Stock Unit, unless the Administration Committee has determined to defer payment with respect to such unit or a participant has elected to defer payment, shares of Common Stock representing the Stock Units will be distributed to the participant unless the Administration Committee, with the consent of the participant, provides for the payment of the Stock Units in cash, or partly in cash and partly in shares of Common Stock, equal to the value of the shares of Common Stock which would otherwise be distributed to the participant.

     Performance-Based Awards. Certain Benefits granted under the Amended Incentive Plan may be granted in a manner such that the Benefit qualifies for the performance-based compensation exemption to Section 162(m) of the Code ("Performance-Based Awards"). As determined by the Administration Committee in its sole discretion, either the granting or vesting of such Performance-Based Awards will be based upon one of more of the following factors: net sales, pre-tax income before allocation of corporate overhead and bonus, budget, earnings per share, net income, division, group or corporate financial goals, return on stockholders' equity, return on assets, attainment of strategic and operational initiatives, appreciation in and/or maintenance of the price of the Common Stock or any other publicly-traded securities of the Company, market share, gross profits, earnings before interest and taxes, earnings before interest, taxes, dividends and amortization, economic value-added models and comparisons with various stock market indices, reductions in costs, or any combination of the foregoing.

     With respect to Performance-Based Awards, the Administration Committee shall establish in writing, (x) the objective performance-based goals applicable to a given period and (y) the individual employees or class of employees to which such performance-based goals apply no later than 90 days after the commencement of such period (but in no event after 25% of such period has elapsed). No Performance-Based Award will be payable to, or vest with respect to, as the case may be, any participant for a given fiscal period until the Administration Committee certifies in writing that the objective performance goals (and any other material terms) applicable to such period have been satisfied.

     Other Terms of Benefits. The Amended Incentive Plan provides that Benefits will not be transferable other than by will or the laws of descent and distribution. The Administration Committee will determine the treatment to be afforded to a participant in the event of termination of employment or directorship for any reason including death, disability or retirement. Notwithstanding the foregoing, other than with respect to incentive stock options, the Administration Committee may permit the transferability of an award by a participant to members of the participant's immediate family or trusts for the benefit of such person or family partnerships.

     Upon the grant of any Benefit under the Amended Incentive Plan, the Administration Committee may, by way of an agreement with the participant, establish such other terms, conditions, restrictions and/or limitations covering the grant of the Benefit as are not inconsistent with the Amended Incentive Plan. No Benefit will be granted under the Amended Incentive Plan after February 13, 2007. The Board reserves the right to amend, suspend or terminate the Amended Incentive Plan at any time, subject to the rights of participants with respect to any outstanding Benefits.

     The Amended Incentive Plan contains provisions for equitable adjustment of Benefits in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split up, spinoff, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to stockholders of the Company.

     In the event of a change of control of the Company, the Administration Committee, in its discretion, may take such actions as it deems appropriate with respect to outstanding Benefits, including, without limitation, accelerating the exercisability or vesting of such Benefits.

     In addition, the Administration Committee, in its discretion, may determine that, upon the occurrence of a change in control of the Company, each stock option and SAR outstanding under the Amended Incentive Plan shall terminate within a specified number of days after notice to the holder, and such holder shall receive, with respect to each share of Common Stock subject to such stock option or SAR, an amount equal to the excess of the fair market value of such share of Common Stock immediately prior to the occurrence of such change in control over the exercise price per share of such stock option or SAR.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The statements in the following paragraphs of the principal federal income tax consequences of Benefits under the AmendedIncentive Plan are based on statutory authority and judicial and administrative interpretations, as of the date of this Proxy Statement, which are subject to change at any time (possibly with retroactive effect). The law is technical and complex and the discussion below represents only a general summary.

     Incentive Stock Options. Incentive stock options ("ISOs") granted under the Amended Incentive Plan are intended to meet the definitional requirements of
Section 422(b) of the Code for "incentive stock options."

     An employee who receives an ISO does not recognize any taxable income upon the grant of such ISO. Similarly, the exercise of an ISO generally does not give rise to federal income tax to the employee, provided that (a) the federal "alternative minimum tax," which depends on the employee's particular tax situation, does not apply and (b) the employee is employed by the Company from the date of grant of the option until three months prior to the exercise thereof, except where such employment terminates by reason of disability (where the three month period is extended to one year) or death (where this requirement does not apply). If an employee exercises an ISO after these requisite periods, the ISO will be treated as an NSO (as defined below) and will be subject to the rules set forth below under the caption "Non-Qualified Stock Options and Stock Appreciation Rights."

     Further, if after exercising an ISO, an employee disposes of the Common Stock so acquired more than two years from the date of grant and more than one year from the date of transfer of the Common Stock pursuant to the exercise of such ISO (the "applicable holding period"), the employee will generally recognize a long-term capital gain or loss equal to the difference, if any, between the amount received for the shares and the exercise price. If, however, an employee does not hold the shares so acquired for the applicable holding period--thereby making a "disqualifying disposition"--the employee generally would realize ordinary income in an amount equal to the excess of the fair market value of the shares at the time the ISO was exercised over the exercise price and the balance of any gain would be long-term capital gain (provided the holding period for the shares exceeded one year). If the disqualifying disposition is a sale or exchange that would permit a loss to be recognized under the Code (were a loss in fact to be realized), and the sales proceeds are less than the fair market value of the shares on the date of exercise, the employee's ordinary income therefrom would be limited to the gain (if any) realized on the sale.

     An employee who exercises an ISO by delivering Common Stock previously acquired pursuant to the exercise of another ISO is treated as making a "disqualifying disposition" of such Common Stock if such shares are delivered before the expiration of their applicable holding period. Upon the exercise of an ISO with previously acquired shares as to which no disqualifying disposition occurs, despite some uncertainty, it appears that the employee would not recognize gain or loss with respect to such previously acquired shares.

     The Company will not be allowed a federal income tax deduction upon the grant or exercise of an ISO or the disposition, after the applicable holding period, of the Common Stock acquired upon exercise of an ISO. In the event of a disqualifying disposition, the Company generally will be entitled to a deduction in an amount equal to the ordinary income included by the employee, provided that such amount constitutes an ordinary and necessary business expense to the Company and is reasonable and the limitations of Sections 280G and 162(m) of the Code (discussed below) do not apply.

     Non-Qualified Stock Options and Stock Appreciation Rights. Non-qualified stock options ("NSOs") granted under the Amended Incentive Plan are options that do not qualify as ISOs. An employee or director who receives an NSO or an SAR will not recognize any taxable income upon the grant of such NSO or SAR. However, the employee or director generally will recognize ordinary income upon exercise of an NSO in an amount equal to the excess of (i) the fair market value of the shares of Common Stock at the time of exercise over (ii) the exercise price. Similarly, upon the receipt of cash or shares pursuant to the exercise of an SAR, the individual generally will recognize ordinary income in an amount equal to the sum of the cash and the fair market value of the shares received.

     As a result of Section 16(b) of the Exchange Act, under certain circumstances, the timing of income recognition may be deferred (generally for up to six months following the exercise of an NSO or SAR (the "Deferral Period")) for any individual who is an officer or director of the Company or a beneficial owner of more than ten percent (10%) of any class of equity securities of the Company. Absent a Section 83(b) election (as described below under "Other Awards"), recognition of income by the individual will be deferred until the expiration of the Deferral Period, if any.

     The ordinary income recognized with respect to the receipt of shares or cash upon exercise of a NSO or an SAR will be subject to both wage withholding and other employment taxes. In addition to the customary methods of satisfying the withholding tax liabilities that arise upon the exercise of an SAR for shares or upon the exercise of a NSO, the Company may satisfy the liability in whole or in part by withholding shares of Common Stock from those that otherwise would be issuable to the individual or by the employee or director tendering other shares owned by him or her, valued at their fair market value as of the date that the tax withholding obligation arises.

     A federal income tax deduction generally will be allowed to the Company in an amount equal to the ordinary income included by the individual with respect to his or her NSO or SAR, provided that such amount constitutes an ordinary and necessary business expense to the Company and is reasonable and the limitations of Sections 280G and 162(m) of the Code do not apply.

     If an individual exercises an NSO by delivering shares of Common Stock to the Company, other than shares previously acquired pursuant to the exercise of an ISO which is treated as a "disqualifying disposition" as described above, the individual will not recognize gain or loss with respect to the exchange of such shares, even if their then fair market value is different from the individual's tax basis. The individual, however, will be taxed as described above with respect to the exercise of the NSO as if he or she had paid the exercise price in cash, and the Company likewise generally will he entitled to an equivalent tax deduction.

     Other Awards. With respect to other Benefits under the Amended Incentive Plan that are settled either in cash or in shares of Common Stock that are either transferable or not subject to a substantial risk of forfeiture (as defined in the Code and the regulations thereunder), employees generally will recognize ordinary income equal to the excess of the amount of cash or the fair market value of the Common Stock received over the price paid for the award, if any.

     With respect to Benefits under the Amended Incentive Plan that are settled in shares of Common Stock that are restricted as to transferability (within the meaning of Section 83 of the Code) or subject to a substantial risk of forfeiture--absent a written election pursuant to Section 83(b) of the Code filed with the Internal Revenue Service within 30 days after the date of transfer of such shares pursuant to the award (a "Section 83(b) election")--an individual will recognize ordinary income at the earlier of the time at which
(a) the shares become transferable or (b) the restrictions that impose a substantial risk of forfeiture of such shares (the "Restrictions") lapse, in an amount equal to the excess of the fair market value (on such date) of such shares over the price paid for the award, if any. If a Section 83(b) election is made, the individual will recognize ordinary income, as of the transfer date, in an amount equal to the excess of the fair market value of the Common Stock as of that date over the price paid for such award, if any.

     The ordinary income recognized with respect to the receipt of cash, shares of Common Stock or other property under the Amended Incentive Plan will be subject to both wage withholding and other employment taxes.

     The Company generally will be allowed a deduction for federal income tax purposes in an amount equal to the ordinary income recognized by the employee, provided that such amount constitutes an ordinary and necessary business expense and is reasonable and the limitations of Sections 280G and 162(m) of the Code do not apply.

     Dividends and Dividend Equivalents. To the extent Benefits under the Amended Incentive Plan earn dividend or dividend equivalents, whether paid currently or credited to an account established under the Amended Incentive Plan, an individual generally will recognize ordinary income with respect to such dividend or dividend equivalents.

     Change in Control. In general, if the total amount of payments to an individual that are contingent upon a "change of control" of the Company (as defined in Section 280G of the Code), including payments under the Amended Incentive Plan that vest upon a "change in control," equals or exceeds three times the individual's "base amount" (generally, such individual's average annual compensation for the five calendar years preceding the change in control), then, subject to certain exceptions, the payments may be treated as "parachute payments" under the Code, in which case a portion of such payments would be non-deductible to the Company and the individual would be subject to a 20% excise tax on such portion of the payments.

     Certain Limitations on Deductibility of Executive Compensation. With certain exceptions, Section 162(m) of the Code denies a deduction to publicly held corporations for compensation paid to certain executive officers in excess of $1 million per executive per taxable year (including any deduction with respect to the exercise of an NSO or SAR or the disqualifying disposition of stock purchased pursuant to an ISO). One such exception applies to certain performance-based compensation provided that such compensation has been approved by stockholders in a separate vote and certain other requirements are met. The Company believes that stock options, SARs and Performance-Based Awards granted under the Amended Incentive Plan should qualify for the performance-based compensation exception to Section 162(m).

     Regulation. The Amended Incentive Plan is neither qualified under the provisions of Section 401(a) of the Code, nor subject to any of the provisions of ERISA.

NEW PLAN BENEFITS UNDER THE AMENDED INCENTIVE PLAN

     The following table shows the options to acquire shares of Common Stock under the Amended Incentive Plan that have been granted to the individuals and groups set forth below through February 28, 1999, subject to stockholder approval at this Annual Meeting.

                                                                                  AMENDED INCENTIVE PLAN
                                                                                  -----------------------
                                                                                  DOLLAR          NUMBER
NAME AND POSITION                                                                 VALUE ($)      OF UNITS
-----------------                                                                 ---------      --------
Jerry E. Hunter ...............................................................     0               0
    President and Chief Executive Officer
Carl Rosen ....................................................................     0               0
    President, JPS Converter and Industrial Corp.
David H. Taylor ...............................................................     0               0
    Executive Vice President--Finance and Secretary
Monnie L. Broome ..............................................................     0               0
    Vice President--Human Resources
Bruce R. Wilby ................................................................     0               0
    President, JPS Elastomerics Corp.
James H. Gully ................................................................     0               0
    Vice President--Operations, JPS Converter and Industrial Corp.
Executive Officer Group .......................................................    (1)           500,000(1)
Non-Executive Officer Director Group ..........................................     0               0
Non-Executive Officer Employee Group ..........................................     0               0

------------------
(1) Represents options to acquire shares of Common Stock that were granted to Michael L. Fulbright on February 28, 1999, subject to approval of the Amended Incentive Plan by the Company's stockholders. The actual value that Mr. Fulbright may realize, if any, will depend on the amount by which the market price of the Common Stock exceeds the exercise price of the option at the time of exercise.

       THE BOARD BELIEVES THAT THE ADOPTION OF THE AMENDED INCENTIVE PLAN
                    IS IN THE BEST INTERESTS OF THE COMPANY
                  AND THEREFORE RECOMMENDS A VOTE IN FAVOR OF
                  THE APPROVAL OF THE AMENDED INCENTIVE PLAN.

                ITEM 3--RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board, upon the recommendation of its Audit Committee, has appointed Deloitte & Touche LLP to serve as our independent auditors for 1999, subject to ratification by our stockholders.

     Representatives of Deloitte & Touche LLP will be present at the Annual Meeting to answer questions. They will also have the opportunity to make a statement if they desire to do so.

     The affirmative vote of a majority in voting power of shares of Common Stock present in person or represented by proxy at the Annual Meeting is required for the approval of this proposal.

 THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE &
        TOUCHE LLP AS OUR INDEPENDENT AUDITORS FOR THE 1999 FISCAL YEAR.

               STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

     Any stockholder who wishes to present a proposal for action at the Company's 2000 Annual Meeting of Stockholders, and who wishes to have it set forth in the Company's proxy statement for such annual meeting and identified in the form of proxy proposed by the Company in reliance on Rule 14a-8 under the Securities Exchange Act of 1934, must, notify the Company in writing by notice delivered or mailed by first class United States mail to JPS Textile Group, Inc., 555 North Pleasantburg Drive, Suite 202, Greenville, South Carolina 29607,
Attn: Chief Financial Officer in such a manner that such notice is received by the Company not later than November 13, 1999. Any such notice shall set forth:
(1) the name and address of the stockholder and the proposal to be introduced;
(2) the number of shares of stock held of record, owned beneficially and represented by proxy by such stockholder as of the date of such notice; and
(3) a representation that the stockholder intends to appear in person or by proxy at the meeting to introduce the proposal specified in the notice. The chairman of the 2000 Annual Meeting of Stockholders may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

     With respect to a proposal submitted by a stockholder for the 2000 Annual Meeting of Stockholders outside of the process of Rule 14a-8 for which notice of the proposal is not received by the Company (at the address stated above) prior to January 27, 2000, the proxy to be solicited on behalf of the Board for the next annual meeting may confer discretionary authority to vote on any such proposal properly coming before such meeting.

                           ANNUAL REPORT ON FORM 10-K

     Copies of the Company's Annual Report on Form 10-K for its latest fiscal year, as amended, is available without charge to stockholders upon written request to the JPS Textile Group, Inc., 555 North Pleasantburg Drive,
Suite 202, Greenville, South Carolina 29607, Attn: Chief Financial Officer.

     Whether or not you plan to attend the Annual Meeting, please mark, sign, date and promptly return the enclosed proxy in the enclosed envelope. No postage is required for mailing in the United States.

                                             By Order of the Board of Directors,

                                             /s/ John W. Sanders, Jr.

                                             John W. Sanders, Jr.
                                             Executive Vice President--Finance
                                             and Chief Financial Officer
                                             JPS Textile Group, Inc.

March 12, 1999

                                     ---
                                     JPS
                                     ---

                             JPS TEXTILE GROUP, INC.

                                      PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


         The undersigned stockholder of JPS TEXTILE GROUP, INC., a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March 12, 1999, and hereby appoints Michael L. Fulbright, John W. Sanders, Jr. and Allen Ollis, and each of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this form, all the shares of Common Stock of the Company held of record by the undersigned on February 19, 1999, and all of the shares as to which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on April 7, 1999, at 9:00 a.m., local time, at Weil, Gotshal & Manges LLP, 767 Fifth Avenue, 25th Floor, New York, New York, and any adjournment or postponement thereof, in accordance with the following instructions.

         IF NO OTHER INDICATION IS MADE ON THE REVERSE SIDE OF THIS FORM, THE PROXIES SHALL VOTE (AND ANY VOTING INSTRUCTIONS TO RECORD HOLDERS SHALL BE GIVEN) FOR ITEMS 1, 2 AND 3, AND IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

                                        SEE REVERSE SIDE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

         IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE BRING THIS ADMISSION TICKET WITH YOU.

                                        ADMISSION TICKET

                                        JPS TEXTILE GROUP, INC.

                                        ANNUAL MEETING OF STOCKHOLDERS

PLEASE MARK YOUR

/x/  VOTES AS IN THIS EXAMPLE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1, 2 AND 3.

1.   Election of five directors. (Mark ONE box only.)

         Nominees: Robert J. Capozzi, Jeffrey S. Deutschman, Nicholas P. DiPaolo, Michael L. Fulbright, John M. Sullivan Jr.

         FOR                                      WITHHELD
         All nominees listed                      Authority to vote
         at right (except as                      for all nominees
         indicated in the                         listed at right
         space provided)

         /_/                                      /_/



         To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.


                    -----------------------------------------

2. Approval of the Company's 1997 Incentive and Capital Accumulation Plan, as amended. (Mark ONE box only.)

          FOR                 AGAINST             ABSTAIN

          /_/                 /_/                 /_/

3. A proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors for 1999. (Mark ONE box only.)

          FOR                 AGAINST             ABSTAIN

          /_/                 /_/                 /_/

PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. IF ACTING AS ATTORNEY, EXECUTOR, TRUSTEE, OR IN OTHER REPRESENTATIVE CAPACITY, PLEASE SIGN NAME AND TITLE.


                                        ________________________________________
                                        (SIGNATURE OF STOCKHOLDER)          DATE


                                        ________________________________________
                                        (SIGNATURE OF STOCKHOLDER)          DATE